Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: Gerry Keir (808) 525-7086 gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $117.2 MILLION,
UP 4.4% FROM THIRD QUARTER OF 2003
Two Acquisitions Expected to Close November 1, 2004

     (Honolulu, Hawaii, October 20, 2004) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $117.2 million for the third quarter of 2004, up 4.4% from the same quarter of 2003. For the first nine months of 2004, BancWest’s net income was $345.0 million, up 7.2% from the same period of 2003. Net income for the quarter and first nine months of 2004 included after-tax restructuring expenses of $3.4 million and $5.0 million, respectively. Excluding these expenses, net income would have increased 7.5% and 8.7% for the same periods.

     “Both banks continued to generate solid organic earnings growth during the quarter and our credit quality, which was already very good, also continued to improve. Now, we’re moving ahead with two acquisitions that will expand Bank of the West’s presence in the Central Valley of California and introduce the bank’s brand to 10 additional states as far east as the Great Lakes,” said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer.
     On October 15, 2004, the Federal Reserve Board approved BancWest’s acquisition of:
•	Community First Bankshares, Inc. (Nasdaq: CFBX), parent company of Community First National Bank and Community First Insurance, Inc., and
•	USDB Bancorp, parent company of Union Safe Deposit Bank.
     Both transactions are expected to close on November 1, 2004.
     BancWest anticipates that Community First will be merged into Bank of the West in December and Union Safe Deposit Bank will be merged into Bank of the West in January.

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BancWest Posts Earnings of $117.2 Million,
Up 4.4% from Third Quarter of 2003

     Following the acquisitions, BancWest will be the seventh largest bank holding company in the Western United States, with an estimated $49 billion in assets and more than 530 branches in 17 Western and Midwestern states, Guam and Saipan.

     “These are two complementary banks that fit in well with our company both strategically and financially. Although the signs on the door will change, Community First and Union Safe Deposit customers will receive the same personal service that they’re used to, because that’s been a Bank of the West tradition for 130 years,” said Don J. McGrath, President of BancWest and Chief Executive Officer of Bank of the West.
BancWest third-quarter results:
     Assets, loans, deposits. BancWest had total assets of $41.4 billion at September 30, 2004, up 10.6% from a year earlier. Loans and leases totaled $27.8 billion, up 10.2%. Deposits were $28.4 billion, up 9.6%.
     Credit quality. BancWest’s nonperforming assets were 0.44% of loans and foreclosed properties at September 30, 2004, an improvement from 0.71% at September 30, 2003 and 0.59% at December 31, 2003.
     Loan loss reserve. BancWest’s allowance for credit losses was 1.39% of total loans and leases at September 30, 2004, compared to 1.54% at September 30, 2003 and 1.52% at December 31, 2003.
     Net interest income for the quarter was $330.6 million — up 0.1% from the third quarter of 2003, due to 11.3% growth in average earning assets, offset by a lower net interest margin for the quarter. Net interest margin was down to 3.83% compared with 4.24% for the same quarter a year ago.
     Noninterest income, at $104.8 million, increased 4.0% from the third quarter of 2003.
     Noninterest expense was $234.5 million for the quarter, up 5.2% from the same quarter a year ago. Excluding $5.8 million of merger-related expenses, noninterest expense was up 2.6%.
Community First Acquisition
     In March 2004, BancWest agreed to pay $32.25 in cash for each share of Community First Bankshares, a total of $1.2 billion. Community First Bankshares is the parent company of Community First National Bank, which operates 156 branches in 12 states in the Southwest, Rocky Mountains, Great Plains and east to Minnesota, Iowa and Wisconsin. As of June 30,

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BancWest Posts Earnings of $117.2 Million,
Up 4.4% from Third Quarter of 2003

2004, Community First Bankshares had total assets of $5.6 billion, deposits of $4.4 billion and loans of $3.4 billion.

USDB Bancorp Acquisition
     In April 2004, BancWest Corporation agreed to acquire USDB Bancorp, parent company of Union Safe Deposit Bank, in a cash transaction valued at $245 million. USDB Bancorp is headquartered in Stockton, California, and operates 19 Union Safe Deposit Bank branches in San Joaquin and Stanislaus Counties in the Central Valley. As of June 30, 2004, USDB Bancorp had total assets of $1.1 billion, deposits of $851 million and loans of $663 million.
     Bank of the West, the third-largest commercial bank headquartered in California, already has 222 branches in the state, including 11 branches in San Joaquin and Stanislaus Counties.
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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $41.4 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (297 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).
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     This release contains forward-looking statements, including statements regarding anticipated timing of the Community First and USDB Bancorp transactions and possible performance of the combined company after the transactions are completed. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility of customer or employee attrition following the transactions; (2) failure to fully realize expected cost savings from the transactions; (3) lower than expected revenues following the transactions; (4) problems or delays in bringing together the companies; (5) the possibility of adverse changes in global, national or local economic or monetary conditions, (6) competition and change in the financial services business, and (7) other factors described in BancWest’s recent filings with the Securities and Exchange Commission. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest, USDB Bancorp and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

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